EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 21, 2006, accompanying the consolidated financial statements and schedule as of and for the year ended December 31, 2005 included in the Annual Report of TIMCO Aviation Services, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of TIMCO Aviation Services, Inc. on Form S-8 (File No. 333-07021, effective June 27, 1996), and Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (File No. 333-51479-01, effective November 11, 1998).
/s/ GRANT THORNTON LLP
Greensboro, North Carolina
April 21, 2006